Exhibit 99.2

INDEPENDENCE ENERGY LLC

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands, except unit data)

	September 30, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$63,541	$36,861
Accounts receivable, net	172,446	111,821
Accounts receivable - affiliates	5,423	—
Derivative assets - current	—	30,926
Drilling advances	6,212	38,892
Prepaid and other current assets	7,683	1,948

Total current assets	255,305	220,448
Property, plant and equipment:
Oil and natural gas properties at cost, successful efforts method
Proved	4,876,998	4,910,059
Unproved	312,784	288,459

Oil and natural gas properties at cost, successful efforts method	5,189,782	5,198,518
Field and other property and equipment, at cost	135,383	138,371

Total property, plant and equipment	5,325,165	5,336,889
Less: accumulated depreciation, depletion, amortization and impairment	(1,863,981)	(1,694,742)

Property, plant and equipment, net	3,461,184	3,642,147
Derivative assets - noncurrent	—	22,352
Other assets	21,339	22,422

Total assets	$3,737,828	$3,907,369

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$160,265	$80,688
Accounts payable - affiliates	3,942	9,019
Derivative liabilities - current	345,553	26,392
Other current liabilities	3,726	4,572

Total current liabilities	513,486	120,671
Long-term debt	765,531	751,075
Derivative liabilities - noncurrent	145,601	23,958
Asset retirement obligations	106,489	106,403
Other liabilities	27,798	12,102

Total liabilities	1,558,905	1,014,209
Commitments and contingencies (See Note 9)
Equity:
Members’ equity - Class A units, 1,229,929 and 1,220,421 units outstanding as of September 30, 2021 and December 31, 2020, respectively	2,165,256	2,716,892
Noncontrolling interests	13,667	176,268

Total equity	2,178,923	2,893,160

Total liabilities and equity	$3,737,828	$3,907,369

The accompanying notes are an integral part of these combined and consolidated financial statements

INDEPENDENCE ENERGY LLC

COMBINED AND CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except unit and per unit data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenues:
Oil	$222,074	$125,692	$627,817	$341,808
Natural gas	86,779	34,725	230,271	87,113
Natural gas liquids	47,322	18,473	121,613	42,415
Midstream and other	9,553	11,722	34,017	30,631

Total revenues	365,728	190,612	1,013,718	501,967
Expenses:
Lease operating expense	58,338	49,142	175,966	144,140
Workover expense	2,932	1,199	7,823	4,270
Asset operating expense	10,810	8,354	24,306	27,265
Gathering, transportation and marketing	44,634	51,507	136,056	118,798
Production and other taxes	28,090	14,343	80,276	40,761
Depreciation, depletion and amortization	73,025	83,439	233,122	231,270
Impairment of oil and natural gas properties	—	—	—	233,957
Exploration expense	754	248	833	468
Midstream operating expense	2,518	1,812	8,848	7,620
General and administrative expense	11,024	7,237	33,775	10,198
(Gain) loss on sale of assets	(1)	—	(9,418)	—

Total expenses	232,124	217,281	691,587	818,747

Income (loss) from operations	133,604	(26,669)	322,131	(316,780)
Other income (expense):
Interest expense	(12,984)	(8,386)	(37,810)	(29,555)
Other income (expense)	(48)	982	(54)	126
Gain (loss) on derivatives	(282,222)	(66,932)	(885,032)	299,780

Total other income (expense)	(295,254)	(74,336)	(922,896)	270,351

Income (loss) before taxes	(161,650)	(101,005)	(600,765)	(46,429)
Income tax expense	393	—	407	13

Net income (loss)	(162,043)	(101,005)	(601,172)	(46,442)
Less: net (income) loss attributable to noncontrolling interests	1,476	31,015	15,368	61,008

Net income (loss) attributable to members	$(160,567)	$(69,990)	$(585,804)	$14,566

Weighted-average Class A Units outstanding - basic and diluted	1,229,929	801,847	1,226,795	681,195
Net income (loss) per Class A Unit - basic and diluted	$(130.55)	$(87.29)	$(477.51)	$21.38

The accompanying notes are an integral part of these combined and consolidated financial statements

INDEPENDENCE ENERGY LLC

COMBINED AND CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(Unaudited)

(in thousands, except unit data)

	Class A Units	Members’ equity	Noncontrolling interest	Total
Balance at June 30, 2020	—	$1,954,365	$800,031	$2,754,396
Net income (loss)	—	(69,990)	(31,015)	(101,005)
Distributions	—	—	(409)	(409)
Reclassification of noncontrolling interests	—	(101,926)	101,926	—
Issuance of Class A Units in exchange for the acquisition of Titan Energy	379,794	452,866	—	452,866
Issuance of Class A Units in exchange for the Contributed Entities	620,206	—	—	—

Balance at September 30, 2020	1,000,000	$2,235,315	$870,533	$3,105,848

Balance at January 1, 2020	—	$1,881,733	$830,333	$2,712,066
Net income (loss)	—	14,566	(61,008)	(46,442)
Contributions	—	740	—	740
Distributions		(12,664)	(718)	(13,382)
Reclassification of noncontrolling interests	—	(101,926)	101,926	—
Issuance of Class A Units in exchange for the acquisition of Titan Energy	379,794	452,866	—	452,866
Issuance of Class A Units in exchange for Contributed Entities	620,206	—	—	—

Balance at September 30, 2020	1,000,000	$2,235,315	$870,533	$3,105,848

Balance at June 30, 2021	1,229,929	$2,337,661	$16,768	$2,354,429
Net income (loss)	—	(160,567)	(1,476)	(162,043)
Distributions	—	(11,838)	(268)	(12,106)
Equity based compensation	—	—	57	57
Repurchase of noncontrolling interest	—	—	(1,414)	(1,414)

Balance at September 30, 2021	1,229,929	$2,165,256	$13,667	$2,178,923

Balance at January 1, 2021	1,220,421	$2,716,892	$176,268	$2,893,160
Net income (loss)	—	(585,804)	(15,368)	(601,172)
Contributions	—	7,164	35,461	42,625
Distributions	—	(35,047)	(546)	(35,593)
Noncontrolling Interest Carve-out (see Note 3)	—	—	(121,872)	(121,872)
Equity based compensation	—	—	3,189	3,189
April 2021 exchange (see Note 11)	9,508	62,051	(62,051)	—
Repurchase of noncontrolling interest	—	—	(1,414)	(1,414)

Balance at September 30, 2021	1,229,929	$2,165,256	$13,667	$2,178,923

The accompanying notes are an integral part of these combined and consolidated financial statements

INDEPENDENCE ENERGY LLC

COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	Nine Months Ended September 30,
	2021	2020
Cash flows from operating activities:
Net income (loss)	$(601,172)	$(46,442)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	233,122	231,270
Impairment of oil and natural gas properties	—	233,957
(Gain) loss on sale of oil and natural gas properties	(9,418)	—
(Gain) loss on derivatives	885,032	(299,780)
Net realized gain (loss) on settlement of derivatives	(389,142)	154,753
Noncash equity-based compensation expense	14,054	831
Amortization of debt issuance costs and discount	6,809	3,402
Write-off of debt issuance costs	2,541	—
Other	715	(12)
Changes in operating assets and liabilities:
Accounts receivable	(67,588)	32,685
Accounts receivable - affiliates	(9,363)	(901)
Prepaid and other current assets	27,898	(1,242)
Accounts payable and accrued liabilities	60,112	(9,070)
Accounts payable - affiliates	(4,720)	2,243
Other	(248)	(4,260)

Net cash provided by operating activities	148,632	297,434
Cash flows from investing activities:
Development of oil and natural gas properties	(83,697)	(110,049)
Acquisitions of oil and natural gas properties	(65,391)	—
Proceeds from the sale of oil and natural gas properties	22,053	9,272
Purchases of restricted investment securities - HTM	(6,746)	(5,906)
Maturities of restricted investment securities - HTM	8,121	5,887
Other investing	(1,116)	(594)

Net cash used in investing activities	(126,776)	(101,390)
Cash flows from financing activities:
Repayments of capital lease obligations	(247)	(167)
Proceeds from issuance of the notes, net of discount	486,029	—
New Credit Agreement borrowings	386,062	—
New Credit Agreement repayments	(108,000)	—
Payment of debt issuance costs	(6,284)	(1,651)
Prior Credit Agreement borrowings	53,900	198,350
Prior Credit Agreement repayments	(804,975)	(359,575)
Member contributions	—	740
Noncontrolling interest contributions	35,461	—
Repurchase of noncontrolling interest	(1,414)	—
Member distributions	(35,047)	(12,664)
Noncontrolling interest distributions	(546)	(718)

Net cash provided by (used in) financing activities	4,939	(175,685)

Net change in cash, cash equivalents and restricted cash	26,795	20,359
Cash, cash equivalents and restricted cash, beginning of period	41,420	27,421

Cash, cash equivalents and restricted cash, end of period	$68,215	$47,780

The accompanying notes are an integral part of these combined and consolidated financial statements

(Except as noted within the context of each footnote disclosure, the dollar amounts presented in the tabular data are stated in thousands of dollars.)

References to “we,” “us,” “our” and the “Company” mean the results of Independence Energy LLC.

NOTE 1 – ORGANIZATION AND BASIS OF PRESENTATION

Organization

Independence Energy LLC is a diversified, well-capitalized U.S. independent energy company with a portfolio of assets in key proven basins across the lower 48 states. We seek to deliver attractive risk-adjusted investment returns and predictable cash flows across cycles by employing our differentiated approach to investing in the oil and natural gas industry. Our approach includes a cash flow-based investment mandate with a focus on operated working interests and is complemented by non-operated working interests, mineral and royalty interests and midstream infrastructure, as well as an active risk management strategy. We pursue our strategy through the production, development and acquisition of crude oil, natural gas and natural gas liquids (“NGLs”) reserves. We maintain a diverse portfolio of assets in key proven basins across the United States, including the Eagle Ford, DJ, Permian, Barnett and the Rockies.

Contango Transaction

On June 7, 2021, we, along with Contango Oil & Gas Company (“Contango”) and several entities formed by an affiliate of KKR including IE PubCo Inc. (“New PubCo”), IE OpCo LLC (“OpCo”), and certain entities formed by New PubCo (“IE C Merger Sub Inc.” and “IE L Merger Sub Inc.”) entered into an all-stock transaction (the “Contango Transaction”) providing for the combination of Contango’s business with our business under New PubCo. In connection with closing, New Pubco will be renamed Crescent Energy Company. The new company will be structured as an “Up-C”, with all of the assets and operations of each of Independence and Contango indirectly held by OpCo, an operating subsidiary of New PubCo. As a result of these transactions, (a) former owners of Independence will own approximately 75% of OpCo, 100% of the total outstanding New PubCo Class B Common Stock and approximately 75% of the total outstanding New PubCo Class A Common Stock and New PubCo Class B Common Stock taken together, (b) former stockholders of Contango will own New PubCo Class A Common Stock representing approximately 25% of the outstanding New PubCo Class A Common Stock and New PubCo Class B Common Stock, taken together and (c) New PubCo will own approximately 25% of the OpCo Units. Additionally, Independence Energy Aggregator LP, an affiliate of certain former owners of Independence, will be the sole holder of New PubCo’s non-economic Series I preferred stock, $0.0001 par value per share, which will entitle the holder thereof to appoint the Board of Directors of New PubCo and to certain other approval rights. The approval of Contango stockholders must be obtained before these transactions can be completed. Approval of the Contango Transaction requires the affirmative vote of holders of a majority of the outstanding shares of Contango common stock entitled to vote on the matter. If approved, the Contango Transaction is expected to close in December 2021. On July 23, 2021 New PubCo filed a joint proxy/prospectus (the “Proxy”) with the U.S. Securities and Exchange Commission (the “SEC”) that further describes the Contango Transaction.

Basis of Presentation

Our unaudited combined and consolidated financial statements (the “financial statements”) include the accounts of the Company and its subsidiaries after the elimination of intercompany transactions and balances, are presented in accordance with U.S. general accepted accounting principles (“GAAP”) and reflect all adjustments, consisting of normal recurring adjustments, that are, in the opinion of management, necessary to present fairly the financial position and results of operations for the respective interim periods. We have no elements of other comprehensive income for the periods presented. Our annual report for the year ended December 31, 2020 includes certain definitions and a summary of significant accounting policies and should be read in conjunction with this quarterly report. Except as disclosed herein, there have been no material changes to the information disclosed in the notes to the audited combined and consolidated financial statements included in the annual report.

In August 2020, through a series of transactions, we underwent a reorganization (the “Reorganization”) in connection with the Titan Acquisition (as defined in Note 3 – Acquisitions and Divestitures), carried out under the direction of our Managing Member (as defined in our Amended & Restated Limited Liability Company Agreement, dated August 18, 2020 (the “LLC Agreement”)), whereby certain entities (the “Contributed Entities”) previously owned and under the common control of affiliates of Kohlberg Kravis Roberts & Co. L.P. (“KKR”) were contributed to us. The financial statements include the accounts of the Contributed Entities from the date of the Reorganization, which is the date the Company obtained a controlling financial interest in the Contributed Entities, on a consolidated basis. As required by GAAP, the contributions of the Contributed Entities in connection with the Reorganization were accounted for as a reorganization of entities under common control, in a manner similar to a pooling of interests, with all assets and liabilities transferred to us at their carrying amounts. Further, because the Reorganization resulted in a change in reporting entity, and in order to furnish comparative financial information prior to the Reorganization, the financial statements have been retrospectively recast to reflect the historical accounts of the Contributed Entities on a combined basis.

Independence Energy LLC is a holding company that conducts substantially all of its business through its consolidated subsidiaries, including Independence Energy Finance LLC, its wholly owned subsidiary. Independence Energy LLC has no material operations, cash flows or material assets and liabilities other than its investment in Independence Energy Finance LLC.

The financial statements include undivided interests in oil and natural gas properties. We account for our share of oil and natural gas properties by reporting our proportionate share of assets, liabilities, revenues, costs, and cash flows within the accompanying financial statements.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make use of estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. We use historical experience and various other assumptions and information that are believed to be reasonable under the circumstances in developing our estimates and judgments. Estimates and assumptions about future events and their effects cannot be predicted with certainty and, accordingly, these estimates may change as new events occur, as more experience is acquired, as additional information is obtained and as our operating environment changes. While we believe that the estimates and assumptions used in the preparation of the financial statements are appropriate, actual results may differ from these estimates. Our significant estimates include the fair value of acquired assets and liabilities, oil and natural gas reserves, impairment of proved and unproved oil and natural gas properties and valuation of derivative instruments.

Restricted Cash

Restricted cash consists of funds earmarked for a special purpose and therefore not available for immediate and general use. The majority of our restricted cash comprises cash that is contractually required to be restricted to pay for the future abandonment of certain wells in California.

The following table provides a reconciliation of cash and cash equivalents and restricted cash as reflected within our unaudited consolidated balance sheets to amounts shown in the unaudited combined and consolidated statements of cash flows:

	As of September 30,

	2021	2020

	(in thousands)
Cash and cash equivalents	$63,541	$43,499
Restricted cash – noncurrent	4,674	4,281

Total cash, cash equivalents and restricted cash	$68,215	$47,780

Supplemental Cash Flow Disclosures

	Nine Months Ended September 30,

	2021	2020

	(in thousands)
Supplemental cash flow disclosures:
Interest paid, net of amounts capitalized	$13,608	$27,066
Income taxes paid	407	13
Noncash investing and financing activities:
Capital expenditures included in accounts payable and accrued liabilities	36,568	4,380
Noncash purchase price adjustment - see Note 3	7,164	452,383
Capitalized noncash equity-based compensation - see Note 3	3,373	—

Recent Accounting Standards

In February 2016, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) 2016-02, Leases, which establishes comprehensive accounting and financial reporting requirements for leasing arrangements. ASU 2016-02 requires lessees to recognize substantially all lease assets and lease liabilities on the balance sheet. Additional disclosures about an entity’s lease transactions will also be required. ASU 2016-02 defines a lease as “a contract, or part of a contract, that conveys the right to control the use of identified property, plant or equipment (an identified asset) for a period of time in exchange for consideration.” In November 2019 and June 2020, the FASB issued ASU No. 2019-10 and ASU No. 2020-05, respectively, that grant entities in the “all other” category a deferral of the effective date for its leases standard. As a result, this guidance is effective for our 2022 annual financial statements; however, early adoption is permitted. Under the expected modified retrospective approach of adoption prior periods are not required to be restated. As an emerging growth company, we plan to adopt ASU 2016-02 effective January 1, 2022. We are substantially complete with the assessment of our existing accounting policies and documentation and with the enhancement of our internal controls. Adoption of ASU 2016-02 will result in the recognition of additional lease assets and liabilities on our consolidated balance sheet as well as additional disclosures. The adoption is not expected to have a material impact to our combined and consolidated financial statements.

NOTE 3 – ACQUISITIONS AND DIVESTITURES

Central Basin Platform Acquisition

In September 2021, we entered into a purchase and sale agreement with an unrelated third-party to acquire certain operated producing oil and natural gas properties predominantly located in the Central Basin Platform in Texas and New Mexico, with additional properties in the southwestern Permian and Powder River Basins, for a purchase price of $71.3 million, subject to customary closing adjustments. We closed the transaction in December 2021 using borrowings under our New Credit Agreement (as defined below) and cash on hand.

Arkoma Basin Divestiture

In May 2021, we executed a purchase and sale agreement with an unaffiliated third-party that encompassed the sale of certain producing properties and oil and natural gas leases in the Arkoma Basin in exchange for cash consideration, net of closing adjustments, of $22.1 million. We recognized a $9.4 million gain on sale of assets in our unaudited combined and consolidated statements of operations for the nine months ended September 30, 2021, as a result of the transaction.

Noncontrolling Interest Carve-out

In May 2021, certain of our consolidated subsidiaries redeemed the noncontrolling equity interests held in such subsidiaries by a third-party investor in exchange for the third-party investor’s proportionate share of the underlying oil and natural gas interests held by our consolidated subsidiaries (the “Noncontrolling Interest Carve-out”). Additionally, the third-party investor contributed cash of approximately $35.5 million to repay its proportionate share of the underlying debt outstanding under our Prior Credit Agreements (as defined below) and other liabilities.

The percentage ownership of these certain consolidated subsidiaries owned by the third-party investor ranged from 2.21% to 7.38%.

DJ Basin Acquisition

In March 2021, we acquired a portfolio of oil and natural gas mineral assets located in the DJ Basin from an unrelated third-party operator for total consideration of $60.8 million (the “DJ Basin Acquisition”). The DJ Basin Acquisition was funded using cash on hand and borrowings under our Prior Credit Agreements. We accounted for the DJ Basin Acquisition as an asset acquisition and the purchase price was allocated 35.6% to proved oil and natural gas properties and 64.4% to unproved oil and natural gas properties. In conjunction with the DJ Basin Acquisition, we issued equity-based compensation, a portion of which is classified within permanent equity as noncontrolling interest and the remainder of which is classified as other liabilities, to certain parties of the transaction. See Note 10—Equity Based Payment Arrangements for additional information.

Titan Acquisition

In August 2020, through a series of transactions, we consummated the acquisition of all of the outstanding membership interests in Liberty Energy, LLC (and the oil and natural gas assets owned thereby) (the “Titan Acquisition”) pursuant to the Contribution Agreement, dated as of July 19, 2020, by and among Independence Energy LLC, Liberty Energy Holdings, LLC (“Liberty Holdco”) and the other parties thereto, in consideration for the issuance of certain membership interests in Independence Energy LLC to an entity substantially owned by Liberty Holdco. Subsequent to the acquisition, we changed the name of Liberty Energy, LLC to Titan Energy Holdings, LLC (“Titan”). Titan owns certain working interests in non-operated producing and non-producing oil and natural gas properties in the Permian, DJ, Eagle Ford and Arkoma Basins, which includes a 50% interest in the DJ Basin Erie Hub Gathering System. During the nine months ended September 30, 2020, we transferred $452.9 million of membership interests in the form of 0.4 million Class A units. Subsequent to September 30, 2020, due to post-closing adjustments that increased the purchase price, we issued an additional $9.1 million in membership interest, $7.2 million of which was recorded during the nine months ended September 30, 2021.

The following table summarizes the finalized purchase price as of September 30, 2021, including consideration transferred and the estimated fair value of identified assets acquired and liabilities assumed:

Titan
(in thousands)
Consideration transferred:
Membership interest	$461,983

Total	$461,983

Assets acquired and liabilities assumed:
Cash	$482
Accounts receivable, net	29,044
Derivative assets – current	12,000
Prepaid and other current assets	49,079
Oil and natural gas properties:
Proved properties	375,014
Other property, plant and equipment	30,232
Derivative assets – noncurrent	114
Accounts payable and other liabilities	(6,539)
Derivative liabilities – current	(4,550)
Derivative liabilities – noncurrent	(1,484)
Asset retirement obligations	(21,409)

Fair value of net assets acquired	$461,983

NOTE 4 – DERIVATIVES

In the normal course of business, we are exposed to certain risks including changes in the prices of oil, natural gas and NGLs, which may impact the cash flows associated with the sale of our future oil and natural gas production. We enter into derivative contracts primarily with counterparties who are also lenders under our revolving credit facility that consist of either a single derivative instrument or a combination of instruments to manage our exposure to these risks.

As of September 30, 2021, our commodity derivative instruments consisted of fixed price swaps. Under a swap contract, we will receive payment if the settlement price is less than the fixed price and would be required to make a payment to the counterparty if the settlement price is greater than the fixed price.

In June 2021, we settled certain of our outstanding derivative oil contracts associated with calendar years 2022 and 2023 for $198.7 million, using borrowings of $160.0 million from our New Credit Agreement (as defined below) and cash on hand. Subsequent to the settlements, we entered into new commodity derivative contracts at prevailing market prices.

The following table details our open commodity derivative contracts as of September 30, 2021:

Production Period	Volumes	Weighted Average Fixed Price	Fair Value
	(in thousands)		(in thousands)
Crude oil swaps (Bbls):
WTI
2021	2,348	$52.60	$(51,393)
2022	8,582	62.22	(68,386)
2023	7,097	58.79	(37,312)
2024	2,380	56.01	(10,777)
Brent
2021	126	53.69	(2,999)
2022	500	56.36	(8,333)
2023	527	52.52	(8,124)
2024	91	60.95	(379)
Natural gas swaps (MMBtu):
2021	18,760	2.87	(56,848)
2022	68,712	2.77	(114,347)
2023	50,878	2.51	(49,946)
2024	454	2.94	(105)
NGL swaps (Bbls):
2021	969	17.80	(27,333)
2022	2,242	17.02	(45,949)
Crude oil basis swaps (Bbls):
2021	1,550	0.47	(418)
2022	5,843	(0.11)	(3,325)
Natural gas basis swaps (MMBtu):
2021	7,189	(0.20)	(709)
2022	26,061	(0.17)	(3,637)
CMA roll swaps (Bbls):
2021	1,071	(0.24)	(834)

Total			$(491,154)

We use derivative commodity instruments and enter into swap contracts that are governed by International Swaps and Derivatives Association master agreements. The following table shows the effects of master netting arrangements on the fair value of our derivative contracts as of September 30, 2021 and December 31, 2020:

	Gross Fair Value	Effect of Counterparty Netting	Net Carrying Value

	(in thousands)
September 30, 2021
Assets:
Derivative assets – current	$1,837	$(1,837)	$—
Derivative assets – noncurrent	178	(178)	—

Total assets	$2,015	$(2,015)	$—

Liabilities:
Derivative liabilities – current	$(347,390)	$1,837	$(345,553)
Derivative liabilities – noncurrent	(145,779)	178	(145,601)

Total liabilities	$(493,169)	$2,015	$(491,154)

December 31, 2020
Assets:
Derivative assets – current	$52,833	$(21,907)	$30,926
Derivative assets – noncurrent	34,257	(11,905)	22,352

Total assets	$87,090	$(33,812)	$53,278

Liabilities:
Derivative liabilities – current	$(48,299)	$21,907	$(26,392)
Derivative liabilities – noncurrent	(35,863)	11,905	(23,958)

Total liabilities	$(84,162)	$33,812	$(50,350)

See Note 5 – Fair Value Measurements for more information.

The amount of gain (loss) recognized in gain (loss) on derivatives in our unaudited combined and consolidated statements of operations was as follows for the three and nine months ended September 30, 2021 and 2020:

	Three Months Ended September 30,		Nine Months Ended September 30,

	2021	2020	2021	2020

	(in thousands)		(in thousands)
Derivatives not designated as hedging instruments:
Realized gain (loss) on oil positions	$(49,121)	$32,249	$(115,107)	$118,879
Realized loss on early settlement of certain oil positions	—	—	(198,688)	—
Realized gain (loss) on natural gas positions	(22,652)	10,352	(25,020)	33,064
Realized gain (loss) on NGL positions	(20,979)	3,044	(45,146)	13,733
Realized loss on interest hedges	(351)	(3,704)	(7,373)	(8,670)

Total realized gain (loss)	(93,103)	41,941	(391,334)	157,006

Unrealized gain (loss) on commodity hedges	(189,119)	(111,248)	(501,045)	142,750
Unrealized gain (loss) on interest hedges	—	2,375	7,347	24

Total unrealized gain (loss)	(189,119)	(108,873)	(493,698)	142,774

Total gain (loss) on derivatives	$(282,222)	$(66,932)	$(885,032)	$299,780

NOTE 5 – FAIR VALUE MEASUREMENTS

GAAP defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). Generally, the determination of fair value requires the use of significant judgment and different approaches and models under varying circumstances. Under a market-based approach, we consider prices of similar assets, consult with brokers and experts or employ other valuation techniques. Under an income-based approach, we generally estimate future cash flows and then discount them at a risk-adjusted rate. We classify the inputs used to measure the fair value of our financial assets and liabilities into the following hierarchy:

Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2: Quoted market prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active or other than quoted prices that are observable, either directly or indirectly, and can be corroborated by observable market data.

Level 3: Unobservable inputs that reflect management’s best estimates and assumptions of what market participants would use in measuring the fair value of an asset or liability.

Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Our assessment of significance for a particular input to the fair value measurement requires judgment and may affect the valuation of fair value assets and liabilities within the fair value hierarchy levels.

Recurring Fair Value Measurements

The following table presents the location and fair value of our derivative assets and liabilities that were accounted for at fair value on a recurring basis as of September 30, 2021 and December 31, 2020 by level within the fair value hierarchy:

	Fair Value Measurement Using

	Level 1	Level 2	Level 3	Total

	(in thousands)
September 30, 2021
Financial assets:
Derivative assets	$—	$2,015	$—	$2,015
Financial liabilities:
Derivative liabilities	$—	$(493,169)	$—	$(493,169)
December 31, 2020
Financial assets:
Derivative assets	$—	$87,090	$—	$87,090
Financial liabilities:
Derivative liabilities	$—	$(84,162)	$—	$(84,162)

See Note 4 – Derivatives for more information.

Non-Recurring Fair Value Measurements

Certain nonfinancial assets and liabilities are measured at fair value on a non-recurring basis. We utilize fair value measurement on a non-recurring basis to value our oil and natural gas properties when the carrying value of such property exceeds the respective undiscounted future cash flows. For the nine months ended September 30, 2020, we recorded impairment expense of $234.0 million in our unaudited combined and consolidated statements of operations related to the write down of our oil and natural gas properties to their fair value. The fair value was determined using a discounted cash flow model based on the expected present value of the future net cash flows from our oil and natural gas reserves. Significant Level 3 assumptions associated with the calculation of discounted cash flows used in the impairment analysis include estimates of future prices, production costs, development expenditures, anticipated production, appropriate risk-adjusted discount rates, and other relevant data.

Our other non-recurring fair value measurements include the purchase price allocations for the fair value of assets and liabilities acquired through acquisitions of oil and natural gas properties. The fair value of these assets and liabilities is calculated using a discounted-cash flow approach using Level 3 inputs and is not remeasured in periods after initial recognition. See Note 3 – Acquisitions and Divestitures and Note 8 – Asset Retirement Obligations for more information.

Other Fair Value Measurements

The carrying value of cash, accounts receivable, accounts payable and accrued liabilities approximate their fair values due to the short-term maturities of these instruments. Our long-term debt obligations under our New Credit Agreement also approximate fair value because the associated variable rate of interest is market based. The fair value of the notes (as defined below) as of September 30, 2021 was approximately $517.5 million based on quoted market prices.

NOTE 6 – ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities consisted of the following as of September 30, 2021 and December 31, 2020:

	September 30, 2021	December 31, 2020

	(in thousands)
Accounts payable and accrued liabilities:
Accounts payable	$47,838	$15,019
Accrued lease operating expense	22,959	20,126
Accrued asset operating expense	1,774	3,591
Accrued capital expenditures	28,942	11,793
Accrued general and administrative	12,002	9,549
Accrued gathering, transportation and marketing	15,761	13,449
Accrued interest expense	15,954	643
Accrued tax expense	9,707	1,802
Other	5,328	4,716

Total accounts payable and accrued liabilities	$160,265	$80,688

NOTE 7 – DEBT

$500.0 million Senior Notes Issuance

On May 6, 2021, Independence Energy Finance LLC, our wholly owned subsidiary, issued $500.0 million aggregate principal amount of 7.250% Senior Notes due 2026 (the “notes”). The notes bear interest at an annual rate of 7.250%, which is payable on May 1 and November 1 of each year and mature on May 1, 2026.

The notes are our senior unsecured obligations and the notes and the related guarantees rank equally in right of payment with the borrowings under our New Credit Agreement and any of our other future senior indebtedness and senior to any of our future subordinated indebtedness. The notes are guaranteed on a senior unsecured basis by each of our existing and future subsidiaries that will guarantee our New Credit Agreement. The notes and the guarantees are effectively subordinated to all of our secured indebtedness (including all borrowings and other obligations under our New Credit Agreement) to the extent of the value of the collateral securing such indebtedness and structurally subordinated in right of payment to all existing and future indebtedness and other liabilities (including trade payables) of any future subsidiaries that do not guarantee the notes.

We may, at our option, redeem all or a portion of the notes at any time on or after May 1, 2023 at certain redemption prices. We may also redeem up to 40% of the aggregate principal amount of the notes before May 1, 2023 with an amount of cash not greater than the net proceeds that we raise in certain equity offerings at a redemption price equal to 107.250% of the principal amount of the notes being redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. In addition, prior to May 1, 2023, we may redeem some or all of the notes at a price equal to 100% of the principal amount thereof, plus a “make-whole” premium, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

If we experience certain kinds of changes of control accompanied by a ratings decline, holders of the notes may require us to repurchase all or a portion of their notes at certain redemption prices. The notes are not listed, and we do not intend to list the notes in the future, on any securities exchange, and currently there is no public market for the notes.

New Credit Agreement

Overview

In connection with the notes issuance, we entered into a senior secured reserve-based revolving credit agreement (as amended, restated, amended and restated or otherwise modified to date, the “New Credit Agreement”) with Wells Fargo Bank, N.A., as administrative agent for the lenders and letter of credit issuer, and the lenders from time to time party thereto. The initial committed amount and borrowing base under the New Credit Agreement are $500.0 million and $850.0 million, respectively. The New Credit Agreement matures on May 6, 2025. In September 2021, we entered into the first amendment to the New Credit Agreement. The first amendment to the New Credit Agreement, amongst other things, increased the committed amount from $500.0 million up to $700.0 million if we elect to increase the commitment before December 1, 2021. In addition, the first amendment to the New Credit Agreement increased our borrowing base to $1.3 billion, contingent upon the closing of the Contango Transaction. At September 30, 2021, we had $279.0 million of borrowings under the New Credit Agreement and $17.8 million in outstanding letters of credit.

The obligations under the New Credit Agreement remain secured by first priority liens on substantially all of the Company’s and the guarantors’ tangible and intangible assets, including without limitation, oil and natural gas properties and associated assets and equity interests owned by the Company and such guarantors. In connection with each redetermination of the borrowing base, the Company must maintain mortgages on at least 85% of the net present value, discounted at 9% per annum (“PV-9”) of the oil and natural gas properties that constitute borrowing base properties. The Company’s domestic direct and indirect subsidiaries are required to be guarantors under the New Credit Agreement, subject to certain exceptions.

The borrowing base is subject to semi-annual scheduled redeterminations on or about April 1 and October 1 of each year, as well as (i) elective borrowing base interim redeterminations at our request not more than twice during any consecutive 12-month period or the required lenders not more than once during any consecutive 12-month period and (ii) elective borrowing base interim redeterminations at our request following any acquisition of oil and natural gas properties with a purchase price in the aggregate of at least 5.0% of the then effective borrowing base. The borrowing base will be automatically reduced upon (i) the issuance of certain permitted junior lien debt and other permitted additional debt, (ii) the sale or other disposition of borrowing base properties if the aggregate PV-9 of such properties sold or disposed of is in excess of 5.0% of the borrowing base then in effect and (iii) early termination or set-off of swap agreements (a) the administrative agent relied on in determining the borrowing base or (b) if the value of such swap agreements so terminated is in excess of 5.0% of the borrowing base then in effect.

The combined proceeds from the notes issuance, New Credit Agreement and Noncontrolling Interest Carve-Out were used to fully repay all amounts outstanding under our Prior Credit Agreements (as defined below), which were then terminated upon the repayment of the remaining principal and accrued interest.

Interest

Borrowings under the New Credit Agreement bear interest at either a U.S. dollar alternative base rate (based on the prime rate, the federal funds effective rate or an adjusted London Interbank Offered Rate (“LIBOR”)), plus an applicable margin or LIBOR, plus an applicable margin, at the election of the borrowers. The applicable margin varies based upon our borrowing base utilization then in effect. The fee payable for the unused revolving commitments is 0.50% per year and is included within interest expense on our unaudited combined and consolidated statements of operations. Our weighted average interest rate on loan amounts outstanding as of September 30, 2021 was 3.125%.

Covenants

The New Credit Agreement contains certain covenants that restrict the payment of cash dividends, certain borrowings, sales of assets, loans to others, investments, merger activity, commodity swap agreements, liens and other transactions without the adherence to certain financial covenants or the prior consent of our lenders. We are subject to (i) maximum leverage ratio and (ii) current ratio financial covenants calculated as of the last day of each fiscal quarter. The New Credit Agreement also contains representations, warranties, indemnifications and affirmative and negative covenants, including events of default relating to nonpayment of principal, interest or fees, inaccuracy of representations or warranties in any material respect when made or when deemed made, violation of covenants, bankruptcy and insolvency events, certain unsatisfied judgments and change of control. If an event of default occurs and we are unable to cure such default, the lenders will be able to accelerate maturity and exercise other rights and remedies.

Letters of Credit

From time to time, we may request the issuance of letters of credit for our own account. Letters of credit accrue interest at a rate equal to the margin associated with LIBOR borrowings. At September 30, 2021, we had letters of credit outstanding of $17.8 million, which reduces the amount available to borrow under our New Credit Agreement.

Prior Credit Agreements

Certain of our subsidiaries entered into various credit agreements (the “Prior Credit Agreements”) with syndicates of lenders with original expiration dates between 2022 and 2024. The amounts we were able to borrow under each of the Prior Credit Agreements was limited by a borrowing base, which was based on the oil and natural gas properties, proved reserves, total indebtedness, and other factors and was consistent with customary lending criteria. On May 6, 2021, we early terminated the Prior Credit Agreements with the proceeds from the issuance of the notes and the Noncontrolling Interest Carve-out and borrowings under our New Credit Agreement.

Debt Outstanding

The following table summarizes our debt outstanding as of September 30, 2021:

	As of September 30, 2021

	Debt Outstanding	Letters of Credit Issued	Borrowing Base	Maturity

	(in thousands)
New Credit Agreement	$279,000	$17,771	$850,000	5/6/2025
7.25% Senior Notes due 2026	500,000	—	—	5/1/2026
Less: Unamortized discount and issuance costs	(13,469)

Total long-term debt	$765,531

NOTE 8 – ASSET RETIREMENT OBLIGATIONS

Our asset retirement obligation (“ARO”) liabilities are based on our net ownership in wells and facilities and management’s estimate of the costs to abandon and remediate those wells and facilities together with management’s estimate of the future timing of the costs to be incurred. Accretion expense is recognized in Depreciation, depletion and amortization on the unaudited combined and consolidated statements of operations. The following table summarizes activity related to our ARO liabilities for the nine months ended September 30, 2021:

Nine Months Ended September 30, 2021
(in thousands)
Balance at beginning of period	$109,615
Additions	966
Retirements	(945)
Sale	(1,910)
Noncontrolling Interest Carve-out	(3,769)
Accretion expense	4,801

Balance at end of period	108,758
Less: current portion	(2,269)

Balance at end of period, noncurrent portion	$106,489

NOTE 9 – COMMITMENTS AND CONTINGENCIES

From time to time, we may be a plaintiff or defendant in a pending or threatened legal proceeding arising in the normal course of business. We are currently unaware of any proceedings that, in the opinion of management, will individually or in the aggregate have a material adverse effect on our financial position, results of operations or cash flows.

We are subject to extensive federal, state and local environmental laws and regulations. These laws and regulations regulate the discharge of materials into the environment and may require us to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites. We believe we are currently in compliance with all applicable federal, state and local laws and regulations. Accordingly, no liability or loss associated with environmental remediation was recognized as of September 30, 2021 except for the following:

We were engaged with the Environmental Protection Agency (“EPA”) for alleged violations of the Federal Water Pollution Control Act, as amended, between 2016 and 2018. We have settled these allegations with the EPA and recorded $1.4 million as a liability and expense as of and for the year ended December 31, 2020, all of which was paid during the nine months ended September 30, 2021.

On August 19, 2021, Matthew Whitfield, a purported Contango stockholder, filed a complaint, captioned Whitfield v. Contango Oil & Gas Co., et al., No. 1:21-cv-07009, in the United States District Court for the Southern District of New York, against Contango, the members of the Contango board, Independence, OpCo, New PubCo, L Merger Sub and C Merger Sub (the “Whitfield Action”). The Whitfield Action alleges, among other things, that the registration statement on Form S-4 filed by New PubCo on July 26, 2021 in connection with the Transactions (the “Registration Statement”) is false and misleading and/or omits certain information allegedly material to Contango stockholders in violation of Sections 14(a) and 20(a) of the Securities and Exchange Act of 1934 (as amended, the “Exchange Act”) and Rule 14a-9 promulgated thereunder. Among other relief, the Whitfield Action seeks an injunction enjoining the Contango Transactions unless and until the defendants disclose the allegedly omitted material information, a rescission of the Transaction Agreement to the extent already implemented (or an award of rescissory damages), an order directing the defendants to account for all damages resulting from the alleged wrongdoing, and an award of plaintiff’s attorneys’ and experts’ fees and other relief. The allegations, claims, and relief sought in the Whitfield Action are substantially similar to other actions filed by purported Contango stockholders related to the Contango Transaction, and the Whitfield Action has been consolidated with other such actions.

Independence believes that the Whitfield Action is without merit and, along with the individual and other defendants intend to defend against the Whitfield Action; however, Independence cannot predict the amount of time and expense that will be required to resolve the Whitfield Action nor its outcome. Additional lawsuits arising out of or related to the Contango Transaction may also be filed in the future. At September 30, 2021, we had no amounts reserved on our consolidated balance sheet related to this matter.

Oil Gathering Agreement

In connection with the execution of an oil gathering agreement with a midstream service provider, we received ownership in a Series D class of equity in the midstream service provider. The Series D units do not give us voting or other control rights but do provide us with an incentive distribution right if other unit classes receive distributions equal to contributed capital plus targeted rates of return. We account for the Series D units through the fair value option available under the FASB’s Accounting Standards Codification (“ASC”) 825, Financial Instruments. As of September 30, 2021 and December 31, 2020, we have concluded the fair value of our investment is not material, based on the nature of the Series D units and overall risk inherent in receiving future cash flows given the stage of development of the entity and required return hurdles.

Carbon Dioxide Purchase Agreement

We assumed one take-or-pay carbon dioxide purchase agreement as part of a prior acquisition. The agreement includes a minimum volume commitment to purchase carbon dioxide at a price stipulated in the contract. The agreement provides carbon dioxide for use in our enhanced recovery projects in certain of our properties. The daily minimum volume commitments are 140 MMcf per day from June 2021 to May 2026, with the commitment effectively ending in May 2026. We expect to purchase more carbon dioxide through the end of the agreement in 2026 than our minimum volume commitments, and, in accordance with the agreement, if we do not meet our minimum volume commitments for a year or years, we can make up the volumes in future years through 2029 as long as we pay for our minimum volumes each year. As of September 30, 2021, we have met required minimum volumes.

Oil and Natural Gas Transportation and Gathering Agreements

We have entered into certain oil and natural gas transportation and gathering agreements with various pipeline carriers. Under these agreements, we are obligated to ship minimum daily quantities or pay for any deficiencies at a specified rate. We are also obligated under certain of these arrangements to pay a demand charge for firm capacity rights on pipeline systems regardless of the amount of pipeline capacity that we utilize. If we do not utilize the capacity, we can release it to others, thus reducing our potential liability. We recognized $1.7 million and $12.4 million of transportation expense in our unaudited combined and consolidated statements of operations related to minimum volume deficiencies for the three months ended September 30, 2021 and 2020, respectively. For the nine months ended September 30, 2021 and 2020, we recognized $4.1 million and $13.6 million, respectively, of transportation expense in our unaudited combined and consolidated statements of operations related to minimum volume deficiencies.

The following table summarizes our future commitments related to these oil and natural gas transportation and gathering agreements as of September 30, 2021:

As of September 30, 2021
(in thousands)
2021	$27,191
2022	103,347
2023	77,635
2024	62,574
2025	57,548
Thereafter	93,667

Total minimum future commitments	$421,962

NOTE 10 – EQUITY BASED PAYMENT ARRANGEMENTS

Overview

Certain of our subsidiaries have entered into award agreements to grant profits interests and other incentive awards to employees and non-employees. These awards may contain certain service-, performance- and market-based vesting conditions, which are further discussed below.

DJ Basin Acquisition share-based payments

In exchange for services provided in connection with the DJ Basin Acquisition (see Note 3 - Acquisitions and Divestitures for more information), one of our subsidiaries issued liability and equity-classified profits interests awards. Compensation cost for these awards of $3.4 million was capitalized as part of the acquisition costs of the DJ Basin Acquisition. These awards contain no vesting conditions and are classified as other liabilities (in the case of the liability-classified awards) and noncontrolling interests (in the case of the equity-classified awards) in our unaudited combined and consolidated financial statements.

The liability-classified awards are subject to a put option, which allows the grantee to put the shares to us after three years, or earlier upon certain contingent conditions. As the settlement of the shares is outside of our control, the awards are classified as other liabilities in our unaudited consolidated balance sheet. We recorded these awards at their fair value of $1.8 million on the date of the DJ Basin Acquisition and remeasure the value at the end of each reporting period. For the three and nine months ended September 30, 2021, we recognized $0.1 million and $0.3 million in compensation expense related to the remeasurement of the award.

The awards also contain a feature in which the grantee will receive distributions in excess of ownership upon achieving specified distribution thresholds. This feature is not puttable and was classified as noncontrolling interests in permanent equity at a fair value of $1.6 million on the date of the DJ Basin Acquisition.

Liability-classified share-based payments

Certain of our subsidiaries issue profits interests that are liability-classified awards in accordance with ASC 718 Compensation – Stock Compensation. These awards contain different vesting conditions ranging from market-based conditions that vest upon the achievement of certain return thresholds to time-based service requirements ranging from three to four years. Each of these profits interests are liability-classified due to their repurchase features. Compensation cost for these awards is presented within general and administrative expense with a corresponding credit to other long-term liabilities. The fair value of these awards is remeasured as of the end of each reporting period until settlement.

Incentive compensation cost for time-based, liability-classified share-based payments was $4.8 million and $0.2 million for the three months ended September 30, 2021 and 2020, respectively, and $12.7 million and $0.8 million for the nine months ended September 30, 2021 and 2020, respectively. Additionally, certain of our share-base payments were modified to allow terminated employees to retain their awards, which resulted in a reclassification of the awards from ASC 710 Compensation – General to equity classification under ASC 718 Compensation – Stock Compensation. We recognized share-based compensation expense of $0.1 million and $1.6 million during the three and nine months ended September 30, 2021 related to these reclassified awards. During the three and nine months ended September 30, 2021, we repurchased $1.4 million of our noncontrolling interest, of which $0.1 million related to the repurchase of equity-classified share-based awards. We paid cash of $0.8 million and $0.9 million to settle liability-classified share-based awards during the three and nine months ended September 30, 2021. There were no cash settlements of liability-classified share-based payments during the three and nine months ended September 30, 2020. Unrecognized compensation cost related to non-vested, time-based liability-classified awards was $0.8 million as of September 30, 2021 and is expected to be recognized over a weighted-average period of 0.5 years.

Our time-based, liability-classified awards were remeasured at fair value using a Monte Carlo simulation as of September 30, 2021. We estimated the expected term of each award considering various exit scenarios. Expected volatility was based on the average of historical and implied volatility of a set of comparable companies, adjusted for size and leverage. The risk-free rate used was based on the yields of U.S. Treasury instruments with comparable terms.

The fair value of the time-based, liability-classified awards that vested during the nine months ended September 30, 2021 using the fair value measurement as of September 30, 2021 was $7.6 million. During the nine months ended September 30, 2021, no market-based awards vested.

Incentive awards other than share based payments

Certain of our subsidiaries have also issued incentive awards that require continuous service in order to receive distributions but do not represent an equity interest. As these incentive awards are similar to a cash bonus plan, compensation cost is measured based on the present value of expected benefits that are probable of being paid and recognized over the period services are provided. Compensation cost is remeasured at each reporting period based on expected future benefits and is attributed over the performance period on a straight-line basis. We did not recognize any compensation cost for this type of incentive award for the three and nine months ended September 30, 2021 and 2020.

NOTE 11 – RELATED PARTY TRANSACTIONS

KKR

Pursuant to our management agreement (the “Management Agreement”) with an affiliate of KKR (the “Manager”), the Manager has agreed to provide us with management services and other assistance, including with respect to strategic planning, identifying acquisitions, screening and referring potential investments, recommending strategies for exit from investments, executing our authorized investments and providing such other assistance as we may require, such as preparing valuations and reports necessary or appropriate for our compliance with our

Amended & Restated Limited Liability Company Agreement, dated August 18, 2020 (the “LLC Agreement”). In the future, to the extent we raise additional equity capital through the issuance of our Class B units, compensation under the Management Agreement will become payable by us and will be recorded as general and administrative expense on our combined and consolidated financial statements. The Management Agreement has a perpetual term unless terminated by the mutual consent of us and the Manager or by the removal of the current Managing Member under our LLC Agreement.

We paid $1.6 million in fees to an affiliate of KKR related to the issuance of the notes in May 2021. As of September 30, 2021, we had a related party receivable of $2.5 million included within accounts receivable – affiliates and $2.1 million included within accounts payable – affiliates on our unaudited consolidated balance sheets.

FDL

Certain of our consolidated subsidiaries have entered into an Oil and Natural Gas Property Operating and Services Agreement (the “FDL Agreement”) with FDL Operating LLC (“FDL”). Pursuant to the FDL Agreement, FDL was engaged to manage the day-to-day operations of the business activities of certain of our consolidated subsidiaries, including allocating to us and other interest holders the production and sale of oil, natural gas and NGLs, collection and disbursement of revenues, operating expenses and general and administrative expenses in the respective oil and natural gas properties, and the payment of all capital costs associated with the ongoing operations of the oil and natural gas assets. As part of the engagement, FDL will then allocate the revenues, operating expenses, general and administrative expenses and cash collected to us and others as appropriate. We settle balances due to or due from FDL on a monthly basis. As of September 30, 2021 and December 31, 2020, we had a related party receivable from FDL of $2.9 million and net related party payable to FDL of $7.5 million, respectively, included within accounts receivable – affiliates and accounts payable – affiliates on our unaudited consolidated balance sheets. On September 29, 2021 we provided notice that we are terminating the FDL Agreement effective on March 31, 2022. During October 2021, as part of the termination principal terms, we agreed to pay up to $6.5 million in wind down costs and additional severance costs for certain qualifying, dedicated employees. We expect to deposit up to $6.5 million in escrow during the fourth quarter of 2021, of which any unused portion will be returned to us at the end of the wind down period.

On April 1, 2021, certain co-investors, including FDL management, exchanged 100% of their interests in our Barnett Basin natural gas assets for 9,508 of our Class A units, representing 0.77% of our consolidated ownership. Since we already consolidate the results of these assets, this transaction was accounted for as an equity transaction and reflected as a reclassification from noncontrolling interests to members’ equity with no gain or loss recognized on the exchange (the “April 2021 Exchange”). As of September 30, 2021, FDL’s management owns less than 0.15% of our Class A units and holds noncontrolling interests in certain of our consolidated subsidiaries.

RPM

An affiliate of KKR has entered into a Master Management Services Agreement (the “MSA”) with a subsidiary of RPM Energy Management Partnership L.P. (“RPM”) to act as the manager of certain mineral and non-operated assets controlled by our consolidated subsidiaries. Pursuant to the MSA and under management of certain KKR affiliated entities, RPM manages the day-to-day operations of the business activities of certain of our oil and natural gas properties. We reimburse RPM for all reasonable out-of-pocket expenses incurred for fulfilling its obligations under the MSA (“Allocable Overhead Costs”). The Allocable Overhead Costs are charged to us on an actual basis without mark-up or subsidy. As such, the Allocable Overhead Costs approximate reasonable market rates and are representative of the expenses that we would have incurred had we not entered into the MSA. We settle balances due to or due from RPM on a monthly basis.

As of September 30, 2021 and December 31, 2020 we had a payable due to RPM of $1.5 million and $1.7 million, respectively, included within accounts payable – affiliates on our unaudited consolidated balance sheets.

NOTE 12 – EARNINGS PER UNIT

We have two classes of equity in the form of Class A units and Class B units. Both Class A units and Class B units are considered common units, and distributions are made pro rata in accordance with each unit’s respective ownership percentage. As such, we apply the two-class method for purposes of calculating earnings per unit (“EPU”). Net income (loss) attributable to members is allocated to Class A units and Class B units in proportion to the pro rata ownership of each class after giving effect to distributions declared during the period, if any. There were no Class B units issued or outstanding during the periods presented.

As described in Note 1 – Organization and Basis of Presentation, our financial statements have been retrospectively recast to reflect the historical accounts of the Contributed Entities on a combined basis due to the Reorganization. The denominator for our computation of net income (loss) per unit for periods prior to the Reorganization is calculated based on the number of Class A units received by our parent as a result of the Reorganization.

The following table sets forth the computation of basic and diluted net income (loss) per unit:

	Three Months Ended September 30,		Nine Months Ended September 30,

	2021	2020	2021	2020

	(in thousands, except unit and per unit amounts)
Numerator:
Net income (loss)	$(162,043)	$(101,005)	$(601,172)	$(46,442)
Less: net (income) loss attributable to noncontrolling interests	1,476	31,015	15,368	61,008

Net income (loss) attributable to members	$(160,567)	$(69,990)	$(585,804)	$14,566

Denominator:
Weighted-average Class A Units outstanding – basic and diluted	1,229,929	801,847	1,226,795	681,195
Net income (loss) per unit:
Class A Units – basic and diluted	$(130.55)	$(87.29)	$(477.51)	$21.38

NOTE 13 – SUBSEQUENT EVENTS

Subsequent events have been evaluated through the date of issuance of these financial statements, and there have been no events subsequent to September 30, 2021, other than those items disclosed below or elsewhere in the notes, that would require additional adjustments to our disclosure in our financial statements.

Contango Transaction

In October 2021, we filed our amended Proxy with the SEC and subsequently the SEC declared our Proxy effective in November 2021. We closed the Contango Transaction on December 7, 2021.